EXHIBIT 99.1

Clearfield Reports Fiscal Fourth Quarter and Full Year 2019 Results

Company Achieves Record Revenue of $85 Million, Driven by 31% Growth in National Carrier Market

MINNEAPOLIS, Nov. 07, 2019 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management and connectivity platforms for communication service providers, reported results for the fiscal fourth quarter and fiscal year ended September 30, 2019.

Fiscal Q4 2019 Financial Summary
(in millions except per share data and percentages)	Q4 2019	vs. Q4 2018	Change	Change (%)
Revenue	$24.0	$22.5	$1.5	7%

Gross Profit ($)	$9.3	$8.6	$0.7	8%
Gross Profit (%)	38.8%	38.3%	0.5%	1%

Income from Operations	$2.2	$2.5	$(0.4)	-14%
Income Tax Expense	$0.5	$0.8	$(0.3)	-35%

Net Income	$1.9	$1.9	$0.0	0%
Net Income per Diluted Share	$0.14	$0.14	$-	0%

Fiscal 2019 Financial Summary
(in millions except per share data and percentages)	2019 YTD	vs. 2018 YTD	Change	Change (%)
Revenue	$85.0	$77.7	$7.3	10%

Gross Profit ($)	$32.7	$31.0	$1.7	5%
Gross Profit (%)	38.4%	39.9%	-1.5%	-4%

Income from Operations	$5.2	$5.1	$0.1	2%
Income Tax Expense	$1.4	$1.3	$0.1	9%

Net Income	$4.6	$4.3	$0.3	7%
Net Income per Diluted Share	$0.34	$0.32	$0.02	6%

Management Commentary
“The fourth quarter was a strong period for Clearfield, as we achieved the highest level of quarterly revenue in our company's history at $24.0 million, which was up 7% year-over-year,” said Clearfield CEO, Cheri Beranek. “The majority of this growth came from our national carrier market, which was driven by strong demand in faster-growing applications, such as wireless connectivity, business class services and multi-dwelling unit deployments. In fact, revenue from Tier 1 customers increased each quarter in fiscal 2019. This building momentum not only validates the strategic investments we’ve made over the last two years to capitalize on the Tier 1 market opportunity, but it also demonstrates the increasing traction we’re achieving in this important market.

“Our financial performance in the fourth quarter finished off what was a strategic year for Clearfield. Our success in the Tier 1 market along with broad-based growth in our other markets helped us achieve our guidance for fiscal 2019, including record revenue of $85.0 million, which was up 10% year-over-year. We achieved this growth, while keeping expenses in line with our plan and maintaining solid gross profit and net income margins of 38.4% and 5.4%, respectively.

“We entered fiscal 2020 with significant operating momentum, abundant opportunities on the horizon and a solid balance sheet. During the first half of 2020, we are strategically investing in 5G initiatives and expect the fiscal year to be characterized by growth and consistent profitability, particularly in the second half of the year. While these investments will put pressure on margins in the beginning of the year, we are anticipating stronger tier 1 revenue and margin acceleration in the second half of the year.”

Financial Results for the Quarter Ended September 30, 2019
Revenue for the fourth quarter of fiscal 2019 increased 7% to $24.0 million from $22.5 million in the same year-ago quarter. The increase in revenue was largely driven by increased sales to National Carrier customers, which was up 36%, or approximately $1.1 million, compared to fiscal Q4 2018.

Gross profit for the fourth quarter of fiscal 2019 increased 8% to $9.3 million, or 38.8% of revenue, from $8.6 million, or 38.3% of revenue, in the fourth quarter of fiscal 2018. The increase in gross profit was due to increased sales volume while the increase in gross profit percentage was due to an increasing absorption of overhead with higher volume.

Operating expenses for the fourth quarter of fiscal 2019 totaled $7.1 million, which compares to $6.1 million in the same year-ago quarter. The increase in the fourth quarter consisted primarily of an increase of approximately $989,000 in compensation costs primarily due to additional sales and engineering personnel as well as external sales commission fees.

Income from operations decreased 14.5% to $2.2 million for the fourth quarter of fiscal 2019 from $2.5 million in the same year-ago quarter. Income tax expense decreased 35.4% to $511,000 for the fourth quarter of fiscal 2019 from $791,000 in the same year-ago quarter. Net income was $1.9 million for the fourth quarter of fiscal 2019, or $0.14 per diluted share, unchanged from the same year-ago quarter.

Financial Results for the Year Ended September 30, 2019
Revenue increased 9.5% to $85.0 million for fiscal 2019 from $77.7 million in fiscal 2018. The increase in revenue was due to higher sales in the Company’s Tier 1, community broadband and international markets. Fiscal year 2019 revenue of $85.0 million was in the midpoint of revenue guidance of $83 million to $87 million.

Gross profit was $32.7 million, or 38.4% of revenue, for fiscal 2019, an increase of 5.5% from $31.0 million, or 39.9% of revenue, in fiscal 2018.  Gross profit was negatively affected by just more than a million dollars in tariff costs absorbed into the Company’s cost of goods in fiscal 2019. Fiscal 2019 gross profit as a percentage of revenue of 38.4% compares to the forecasted range of 37% to 38%.

Operating expenses increased 6.1% to $27.5 million for fiscal 2019 from $25.9 million in fiscal 2018. Fiscal 2019 operating expense as a percentage of fiscal 2019 revenue was 32.3%, within the range of the Company’s guidance for fiscal 2019 of 31% to 33%.

Income from operations totaled $5.2 million, or 6.1% of revenue, for fiscal 2019 compared to $5.1 million, or 6.5% of revenue, in fiscal 2018.

Income tax expense increased 8.5% to $1.4 million for the year ended September 30, 2019 from $1.3 million during fiscal 2018. Net income totaled $4.6 million, or $0.34 per diluted share, for the year ended September 30, 2019, an increase of 6.8% from $4.3 million, or $0.32 per diluted share, during fiscal 2018.  Net income as a percentage of revenue for fiscal 2019 was 5.4% as compared to the Company’s guidance of between 3% and 5%.

As of September 30, 2019, cash, cash equivalents and investments totaled $47.5 million, which compares to $35.5 million at September 30, 2018. The Company had no debt at quarter end.

Order backlog (defined as purchase orders received but not yet fulfilled) as of September 30, 2019 decreased 25.3% to $4.2 million from $5.6 million as of both June 30, 2019 and September 30, 2018.

Fiscal 2020 Financial Outlook
Clearfield expects revenue for fiscal 2020 to be between $92 million and $95 million, representing continued growth over fiscal 2019 of 10% at the midpoint, driven by growth in the Company’s Tier 1 market. The Company expects its gross profit as a percentage of total revenue to range between 37% and 38% and net income as a percentage of revenue to be between 3% and 5% with some variability on a quarter-to-quarter basis.

Conference Call
Clearfield management will hold a conference call today, November 7, 2019 at 5:00 p.m. Eastern Standard Time (4:00 p.m. Central Standard Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question and answer period.

Date: Thursday, November 7, 2019
Time: 5:00 p.m. Eastern time (4:00 p.m. Central time)
U.S. dial-in: 1-855-327-6837
International dial-in: 1-631-891-4304
Conference ID: 10007908

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through November 21, 2019.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 10007908

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, integration of the acquired active cabinet line, trends in and growth of the FTTx markets, market segments or customer purchases, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we must successfully integrate the acquired active cabinet line in order to obtain the anticipated financial results and customer synergies within the timeframes expected; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; our success depends upon adequate protection of our patent and intellectual property rights; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers or significant decline in business with these major customers would adversely affect us; our planned implementation of information technology systems could result in significant disruptions to our operations; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent upon key personnel; we face risks associated with expanding our sales outside of the United States; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2018 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:

Matt Glover and Tom Colton
Gateway Investor Relations
1-949-574-3860
CLFD@gatewayir.com

CLEARFIELD, INC.
STATEMENTS OF OPERATIONS

	(Unaudited) Three Months Ended		Year Ended September 30
	September 30
	2019	2018	2019	2018

Net sales	$23,968,423	$22,472,985	$85,034,182	$77,651,354

Cost of sales	14,663,868	13,856,487	52,345,059	46,654,570

Gross profit	9,304,555	8,616,498	32,689,123	30,996,784

Operating expenses
Selling, general and administrative	7,126,376	6,069,011	27,500,989	25,925,933
Income from operations	2,178,179	2,547,487	5,188,134	5,070,851

Interest income	220,985	125,451	738,459	457,101
Income before income taxes	2,399,164	2,672,938	5,926,593	5,527,952

Income tax expense	511,437	791,405	1,360,437	1,253,405

Net income	$1,887,727	$1,881,533	$4,566,156	$4,274,547

Net income per share:
Basic	$0.14	$0.14	$0.34	$0.32
Diluted	$0.14	$0.14	$0.34	$0.32

Weighted average shares outstanding:
Basic	13,502,178	13,392,475	13,442,871	13,429,232
Diluted	13,502,178	13,392,475	13,451,214	13,452,860

CLEARFIELD, INC.
BALANCE SHEETS

	September 30,	September 30,
	2019	2018
Assets
Current Assets
Cash and cash equivalents	$10,081,721	$8,547,777
Short-term investments	13,524,270	8,930,225
Accounts receivable, net	9,118,639	12,821,258
Inventories, net	9,012,980	10,050,135
Other current assets	769,161	742,136
Total current assets	42,506,771	41,091,531

Property, plant and equipment, net	5,413,241	4,744,584

Other Assets
Long-term investments	23,902,000	17,974,000
Goodwill	4,708,511	4,708,511
Intangible assets, net	5,147,135	5,482,555
Other	210,905	227,461
Total other assets	33,968,551	28,392,527
Total Assets	$81,888,563	$74,228,642

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$3,173,599	$2,363,380
Accrued compensation	3,224,860	2,048,904
Accrued expenses	208,603	568,507
Total current liabilities	6,607,062	4,980,791

Other Liabilities
Deferred taxes	101,690	104,935
Deferred rent	246,424	268,040
Total other liabilities	348,114	372,975
Total Liabilities	6,955,176	5,353,766

Shareholders’ Equity
Common stock	136,418	136,466
Additional paid-in capital	56,976,162	55,483,759
Retained earnings	17,820,807	13,254,651
Total Shareholders’ Equity	74,933,387	68,874,876
Total Liabilities and Shareholders’ Equity	$81,888,563	$74,228,642

CLEARFIELD, INC.
STATEMENTS OF CASH FLOWS

	Year Ended September 30,	Year Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$4,566,156	$4,274,547
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,178,409	2,047,746
Change in allowance for doubtful accounts	210,000	-
Amortization of discount on investments	(71,652)	-
Deferred taxes	(3,245)	(339,141)
(Gain) on disposal of assets	-	(17,691)
Stock-based compensation	1,729,025	2,003,207
Changes in operating assets and liabilities:
Accounts receivable	3,492,619	(5,583,617)
Inventories, net	1,037,155	1,183,998
Other assets	(10,469)	254,501
Accounts payable, accrued expenses and deferred rent	1,604,655	723,990
Net cash provided by operating activities	14,732,653	4,547,540

Cash flows from investing activities:
Business acquisition	-	(10,350,000)
Purchases of property, plant and equipment and intangible assets	(2,511,646)	(1,189,853)
Purchase of investments	(20,311,393)	(7,283,075)
Proceeds from sale of property, plant and equipment	-	83,052
Proceeds from maturities of investments	9,861,000	6,132,000
Net cash used in investing activities	(12,962,039)	(12,607,876)

Cash flows from financing activities:
Repurchases of common stock	-	(1,760,442)
Proceeds from issuance of common stock under employee stock purchase plan	313,891	297,860
Proceeds from issuance of common stock upon exercise of stock options	2,604	24,012
Tax withholding related to vesting of restricted stock grants and exercise of stock options	(553,165)	(489,428)
Net cash used in financing activities	(236,670)	(1,927,998)
Increase (decrease) in cash and cash equivalents	1,533,944	(9,988,334)
Cash and cash equivalents, beginning of year	8,547,777	18,536,111
Cash and cash equivalents, end of year	$10,081,721	$8,547,777

Supplemental disclosures for cash flow information
Cash paid during the year for income taxes	$1,683,113	$719,694

Non-cash financing activities
Cashless exercise of stock options	$17,390	$5,782